Exhibit 2

December 23, 2011

Model Reorg Acquisition LLC

35 Sawgrass Drive, Suite 1

Bellport, NY 11713

Ladies and Gentlemen:

You have advised us that your parent, Perfumania Holdings, Inc., a Florida corporation (the “Parent”), intends to enter into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Parlux Fragrances, Inc., a Delaware corporation (the “Company”), the Parent and PFI Merger Corp., a Delaware corporation and wholly-owned subsidiary of the Parent. Each of the undersigned (collectively, the “Trusts” and each individually, a “Trust”) is pleased to severally confirm that it commits to provide or cause to be provided debt financing to the Parent through you on the terms and subject to the conditions contained herein. Capitalized terms not defined herein have the meanings specified in the Merger Agreement.

Until the condition precedent set forth in the next following sentence has been satisfied to the reasonable satisfaction of the Trusts, there will not exist any binding obligation on the part of any party. The condition precedent is that the Merger shall have been consummated in accordance with the terms of the Merger Agreement, without any amendment, modification or waiver of any of the provisions thereof that would be materially adverse to the Trusts without the consent of the Trusts, and you and Parent agree to use commercially reasonable efforts to obtain in advance any and all consents to such amendments, modifications or waivers.

At such time as the Parent is required to close under the terms of the Merger Agreement and subject to the condition precedent, above, (i) each of the Trusts severally shall make a loan to you in the amount set forth on Schedule I attached hereto opposite the name of such Trust (collectively, the “Commitment Amount”) and you shall issue to each Trust your promissory note substantially in the form of Exhibit A attached hereto and in the amount of all sums owed by you to such Trust and (ii) you shall contribute, either by way of intercompany loan or dividend, such funds to the Parent in order to permit the Parent to perform its obligations at Closing. Such commitment of the Trusts to make such loans and of you to contribute such funds to the Parent as set forth herein is sometimes referred to herein as the “Commitment”.

Except as set forth herein, under no circumstances, however, shall you, any trustee or beneficiary of any Trust, the Parent or any affiliates, officers, directors, members, managers, partners, agents or representatives of the Parent have any liability hereunder for any reason.

The obligations of the Trusts under this letter agreement shall expire upon the earlier of (i) the Closing or (ii) the date of the termination of the Merger Agreement in accordance with its terms.

The Company and the Parent are expressly intended third party beneficiaries of this letter agreement and shall be entitled to enforce this letter agreement in accordance with and subject to the terms and conditions contained herein, including, without limitation to enforce specifically this letter agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy (this being in addition to any other remedy to which the injured party is entitled at law or in equity), provided that in no event shall the Commitment Amount be deemed to be liquidated damages, and therefore, in the event of a breach of the Merger Agreement by the Parent and a termination of the Merger Agreement by the Company pursuant to Section 7.1(d) thereof, the Company shall only be entitled to enforce the Commitment as a third party beneficiary; provided that the Company’s claims, liabilities, losses, damages, judgments, fines, penalties costs and expenses (including legal expenses) with respect to a breach hereof by the Trusts shall not exceed in the aggregate the unpaid amount of any Parent Termination Fee and Out-of-Pocket Expenses payable pursuant to the Merger Agreement by Parent to the Company.

No amendment, modification or waiver of this letter agreement shall be effective unless the same shall be in writing signed by you, the Trusts, the Parent and the Company.

This letter shall be governed by and construed in accordance with the internal laws of the State of New York. Any legal action or proceeding arising out of or relating to this letter agreement shall only be instituted in the federal or state courts located in New York, New York, and each party hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waive any claim of improper venue and any claim that such courts are an inconvenient forum.

The terms of this letter agreement and its existence are confidential and may not be disclosed except in the Merger Agreement and as required by law without your prior written consent and the prior written consent of the Trusts, the Parent, and the Company.

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This letter shall become effective upon your acceptance hereof, evidenced by executing and delivering a copy of this letter to the Trusts.

Very Truly Yours,

TRUST UNDER ARTICLE 2 OF THE TRUST AGREEMENT DATED NOVEMBER 1, 1998 WITH GLENN NUSSDORF AS GRANTOR

By:	/s/ Michael W. Katz
Michael W. Katz, Trustee

GLENN NUSSDORF 15-YEAR GRANTOR RETAINED ANNUITY TRUST DATED 11/2/98

By:	/s/ Michael W. Katz
Michael W. Katz, Trustee

TRUST UNDER ARTICLE 2 OF THE TRUST AGREEMENT DATED NOVEMBER 1, 1998 WITH STEPHEN NUSSDORF AS GRANTOR

By:	/s/ Michael W. Katz
Michael W. Katz, Trustee

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STEPHEN NUSSDORF 15-YEAR GRANTOR RETAINED ANNUITY TRUST DATED 11/2/98

By:	/s/ Michael W. Katz
Michael W. Katz, Trustee

TRUST UNDER ARTICLE 2 OF THE TRUST AGREEMENT DATED NOVEMBER 1, 1998 WITH ARLENE NUSSDORF AS GRANTOR

By:	/s/ Michael W. Katz
Michael W. Katz, Trustee

ARLENE NUSSDORF 15-YEAR GRANTOR RETAINED ANNUITY TRUST DATED 11/2/98

By:	/s/ Michael W. Katz
Michael W. Katz, Trustee

Agreed to and Accepted:
MODEL REORG ACQUISITION, LLC

By PERFUMANIA HOLDINGS, INC., as sole member

By:	/s/ Michael W. Katz
Michael W. Katz
President and CEO

Trust Name	Commitment Amounts

Trust Under Article 2 of the Trust Agreement Dated November 1, 1998 With Glenn Nussdorf as Grantor	$4,002,000

Glenn Nussdorf 15 year Grantor Retained Annuity Trust dated 11/2/98	$5,998,000

Trust Under Article 2 of the Trust Agreement Dated November 1, 1998 With Stephen Nussdorf as Grantor	$4,002,000

Stephen Nussdorf 15 year Grantor Retained Annuity Trust dated 11/2/98	$5,998,000

Trust Under Article 2 of the Trust Agreement Dated November 1, 1998 With Arlene Nussdorf as Grantor	$4,002,000

Arlene Nussdorf 15 year Grantor Retained Annuity Trust dated 11/2/98	$5,998,000

Total Principal	$30,000,000